Exhibit 10.03

BIGTOKEN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of November 30, 2021 (the “Effective Date”), by and between Robert Perkins (“Executive”) and BIGtoken, Inc. (the “Company”).

This Agreement supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Executive’s employment terms with the Company or its affiliates or predecessors.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Chief Operating Officer and shall report to the Company’s Chief Executive Officer (“CEO”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. On the Effective Date, Executive shall be appointed as a member of the Board of Directors (the “Board”). If Executive ceases to serve as an officer of the Company for any reason, then Executive will resign from his position as a member of the Board), if and as requested by the Board.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Operating Officer and such other duties as are assigned to Executive by the CEO. Executive’s primary office location shall be the Company’s headquarters located in Orlando, Florida, but Executive may work in remotely in such locations as approved by the CEO. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location or other approved locations from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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2. Cash Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $180,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Notwithstanding, in the event that during Executive’s employment, the Company raises at least $5,000,000 in gross proceeds in an equity financing (“Qualified Financing”), then on the closing of such Qualified Financing, Executive’s salary will be adjusted to $240,000, which will be the then applicable Base Salary. For purposes of clarity hereunder, no capital raised prior to March 12, 2022 will be considered or qualify towards a Qualified Financing.

2.2 Bonus. In addition, Executive will be eligible to be considered for a discretionary annual target bonus of 60% of the Base Salary, of which (i) 50% of such bonus based on certain corporate revenue targets and metrics (“Revenue Bonus”) and (ii) 50% of such bonus based on certain corporate profit and loss targets and metrics (“P&L Bonus”), each of which is to be determined and approved by the Board or the Compensation Committee thereof, including pursuant to an annual incentive plan or similar plan approved in good faith by the Board and Executive of each year, which will be based on the Base Salary at the time such plan is approved (collectively, the “Cash Bonus”). Executive must remain an employee in good standing of the Company on the Cash Bonus payment date in order to be eligible for any Cash Bonus. In the event that the Board determines that the Company does not have sufficient liquidity to pay a Cash Bonus, the Board may make such payment in equivalent value of restricted stock, restricted stock units, or stock options of the Company with such securities to be mutually agreed upon by Executive and the Board.

2.3 Annual Equity Bonus. In addition to the Base Salary and Cash Bonus, Executive will be eligible to receive an annual market-based equity grant (the “Annual Equity Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans then in effect. The actual amount of such Annual Equity Grant, if any, will be determined by the Board based upon Company performance, its financial condition (including market value and capitalization), Executive’s achievement of performance milestones and any other factors that the Board, in its reasonable good faith discretion, deems appropriate. Achievement of such milestones or any such other factors shall be determined by the Board in its reasonable good faith discretion. In connection with such grants, the Executive shall enter into one of the Company’s standard equity grant agreements which will incorporate the vesting schedule and other terms as determined by the Board.

3. Restricted Stock Unit Bonus. On the one year anniversary of the Effective Date (“RSU Issuance Date”), the Company shall issue Executive, such number of restricted stock units as is equal to (i) $1,200,000 divided by (ii) the closing price per share of the Company’s common stock (“Common Stock”) on the exchange or interdealer quotation system on which the Company’s Common Stock is trading on the RSU Issuance Date (the “RSU Bonus”). The Company will only be obligated to issue the RSU Bonus to Executive if Executive is an employee in good standing of the Company on the RSU Issuance Date. Notwithstanding, in the event that the Board and Executive mutually agree, the Executive may receive a stock option grant in Black-Scholes value to the RSU Bonus on the RSU Issuance Date.

4. Standard Company Benefits; Expenses. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

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5. Reserved.

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition of Executive’s employment with the Company under the terms of this Agreement, Executive will execute and deliver to the Company, on the Effective Date, the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (“Proprietary Agreement”). The parties hereto acknowledge and agree that this Agreement and the Proprietary Agreement shall be considered separate contracts.

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition and No-Solicit.

7.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of CEO, Executive may engage in other types of business or public activities. The CEO may rescind such consent, if the CEO determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2 Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) two and a half percent (2.5%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions under the terms of the Proprietary Agreement.

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7.3 Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. Termination of Employment; Continued Payments; Notice.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship, with or without Cause (as defined below). In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to all of Executive’s earned compensation and benefits or otherwise as required by law through the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional compensation or benefits hereunder in the event Executive’s employment is terminated for Cause (which does not require any prior notice), due to Executive’s resignation without Good Reason, upon Executive’s death or Executive’s Disability (as defined below); provided that this Section 8.1 does not purport to alter (a) any separate agreement entered into after the Effective Date and pursuant which Executive is expressly entitled to benefits or other compensation on or after the events set forth in this sentence, or (b) any agreements between the Executive and any third party, including insurance policies or the like. If Executive’s employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation and benefits described in Sections 8.2 and 8.3, as applicable.

8.2 Termination Without Cause or Resignation for Good Reason. In the event that the Company intends to terminate Executive’s employment without Cause, the Company will provide Executive with at least six (6) months notice (the “Termination Notice”) of Executive’s termination date. The period of time between the date of Termination Notice and termination date will be referred to as the “Termination Period”. Similarly, in the event that Executive intends to terminate his employment for Good Reason (as defined below), Executive will be required to provide Company with the same Termination Notice (including such reasons and actions that constitute Good Reason) containing a valid Termination Period. If at any time (i) the Company terminates Executive’s employment without Cause (as defined below, subject to a valid Termination Notice and other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), subject to a valid Termination Notice, then in each case, Executive will:

(i) continue to receive his Base Salary and any other due compensation and benefits for the duration of the Termination Period, including any earned and granted Cash Bonus pursuant to Section 2.2 hereof (collectively, the “Termination Pay”). For purposes of clarity, Executive will be required to continue providing services as an employee to the Company in order to continue receiving the Termination Pay,

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(ii) continue to vest in all of Executive’s then-outstanding equity based awards that are (a) subject to time-based vesting pursuant to their terms for the duration of the Termination Period and (b) performance-based awards whereby the performance conditions are satisfied during the Termination Period, unless for each of the foregoing, anything to the contrary is set forth in the applicable equity compensation plan or any successor equity compensation plan or any award agreement.

The Termination Pay described in this Section 8.2 will be paid pursuant to the Company’s regular payroll schedule and subject to standard deductions and withholdings during the Termination Period.

8.3 Definitions. For purposes of this Agreement:

(i) “Cause” means, with respect to Executive, the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, including this Agreement, or of any statutory duty owed to the Company that has not been cured, if curable, within seven (7) days after written notice from the Board of such violation; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s gross misconduct that has not been cured, if curable, within seven (7) days after written notice from the Board requesting that the Executive cure such misconduct or (vi) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during employment, that are generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the company.

(ii) “Disability” means the inability of Executive to engage in substantially gainful Company activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(iii) “Good Reason” means Executive’s resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto: (1) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 20% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in Executive’s authority, duties or responsibilities; or (3) a breach of a material provision of this Agreement by the Company.

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8.4 Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Winter Park, Florida by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax or email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, but not limited to, the Prior Agreements). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Agreement on the date first written above.

BIGtoken, Inc.

By:
Name:
Title:

Executive

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Exhibit A

Proprietary Agreement

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